Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS

JACKSON, Miss. (July 22, 2019) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the fourth quarter (thirteen weeks) and fiscal year ended June 1, 2019.

Net sales for the fourth quarter of fiscal 2019 were $280.6 million, a 36.7 percent decrease, compared to $443.1 million for the fourth quarter of fiscal 2018. The Company reported net loss of $19.8 million, or $0.41 per basic and diluted share, for the fourth quarter of fiscal 2019, compared to net income of $71.8 million, or $1.48 per basic and diluted share, for the fourth quarter of fiscal 2018.

For the fiscal year ended June 1, 2019, net sales were $1,361.2 million compared to $1,502.9 million for fiscal year 2018. The Company reported net income of $54.2 million, or $1.12 per basic and diluted share, for the 2019 fiscal year, compared to net income of $125.9 million, or $2.60 per basic and diluted share for the prior fiscal year. Results for fiscal 2018 were favorably affected by a $43.0 million, or $0.89 per basic and diluted share, tax benefit related to the Tax Cuts and Jobs Act (TCJA) tax reform legislation and the subsequent revaluation of the Company’s deferred tax liabilities at the new, lower corporate tax rate. The fiscal 2018 results also include an after-tax charge of $54.8 million, or $1.13 per basic and diluted share, related to the settlement of certain previously disclosed antitrust litigation.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our disappointing results for the fourth quarter reflect more challenging market conditions. The average market price in the Southeast for conventional eggs dropped 52.0 percent for the fourth quarter of 2019 compared to the fourth quarter of 2018 and was down 17.1 percent for the year.

“The unfavorable supply and demand balance and anticipated future egg supply growth trends have continued to affect market prices and our business. Over the past five quarters, we have noted our concern about the growing hatch rate pointing to a potential significant increase in laying hens and an oversupply of eggs. The USDA reported a near record high 341.5 million hens as of April 1, 2019. While the hen numbers as of the June 2019 USDA report were down seasonally to 331.5 million, that level still represents approximately 2.9 million more hens than a year ago. The supply issue has been further pressured by a more productive flock, with the recent rate of lay up 2.0 percent to 77.9 eggs per hundred layers, and a 12.0 percent drop in exports of shell egg equivalents for the first five months of 2019. Additionally, the hatch rate continued to increase for the same period and was up 2.0 percent year over year through June 1, 2019. If these trends continue, we expect further pressure on market prices through calendar 2019.

“Specialty eggs, excluding co-pack sales, accounted for 23.3 percent of our sales volumes for the fourth quarter, compared with 25.5 percent a year ago. Specialty egg volumes were affected by the greater price differential between conventional and specialty eggs. However, specialty egg revenue was 41.9 percent of total shell egg revenue, compared with 29.0 percent for the fourth quarter of fiscal 2018, reflecting less volatility in the average selling price for specialty eggs. Specialty egg prices were down 1.2 percent for the fourth quarter but were up 0.8 percent for the year. We remain focused on growing our specialty egg business, including addressing the expected higher demand for cage-free eggs. We are working closely with our valued customers to meet this demand, and we will continue to offer a favorable product mix including cage-free and other specialty eggs.

“As announced in November 2018, California passed Proposition 12, which increased minimum space requirements per hen beginning in 2020 and mandates that all eggs and egg products sold in California must be cage-free by 2022. In line with this ruling and other industry changes, we are making the necessary investments in our operations to expand our cage-free capacity. Our previously announced projects in Utah, Texas and Florida are under way as scheduled, providing additional processing, pullet and cage-free capacity for approximately 6 million hens upon completion. The total expenditure for these new projects is projected to be approximately $187 million. As of June 1, 2019, including these new expansion projects, remaining projected costs expected to be incurred through February

-MORE-

CALM Reports Fourth Quarter Fiscal 2019 Results

July 22, 2019

2022 are approximately $167 million, which the Company expects to primarily finance with cash on hand, investments, and operating cash flow.”

Baker added, “In spite of challenging conditions, our production facilities ran well throughout the year as our managers did an excellent job across our operations. Our farm production costs per dozen were up 1.7 percent over the fourth quarter last year primarily due to increased amortization costs as we adjusted flocks in response to market conditions. In addition, our labor costs were higher compared with the prior year. Our feed costs per dozen were down slightly for the fourth quarter but increased by 5.3 percent for fiscal 2019 compared with the prior year due primarily to the unfavorable crop conditions in the south-central United States, which resulted in higher ingredient prices at some of our larger feed mill operations.   Looking forward to 2020, grain prices are trending higher as historic rainfall and flooding through the early growing season are adversely affecting this year’s corn and soybean crops.  However, ongoing uncertainties and geopolitical issues surrounding trade agreements and international tariffs have led to reduced exports and downward pressure on recent grain prices.  As such, we expect our feed costs to be more volatile and potentially higher in fiscal 2020.

“We are proud of our ability to respond to changing market conditions, as we continued to execute our growth strategy in fiscal 2019. Going forward, we will focus on what we can control and manage our business for the long term in spite of the current challenges facing our industry. As always, we will strive to operate in an efficient and responsible manner, provide a favorable product mix, including cage-free and other specialty eggs, continue to invest in our operations and identify acquisition or other growth opportunities that enhance our production. Above all, we are focused on meeting the needs of our customers and providing outstanding service. We have a strong balance sheet that provides the financial flexibility to support our growth strategy, and we look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2020.”

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company will not pay a dividend with respect to the fourth quarter of fiscal 2019.

Selected operating statistics for the fourth quarter and the 2019 fiscal year compared with the prior-year period are shown below:

	13 Weeks Ended		52 Weeks Ended
	June 1, 2019	June 2, 2018	June 1, 2019	June 2, 2018
Dozen Eggs Sold (000)	254,772	251,955	1,038,900	1,037,713
Dozen Eggs Produced (000)	222,325	215,729	876,705	873,307
% Specialty Sales (dozen)*	23.3%	25.5%	23.8%	23.5%
% Specialty Sales (dollars)*	41.9%	29.0%	36.2%	32.0%
Net Average Selling Price (per dozen)	$1.062	$1.694	$1.265	$1.397
Net Average Selling Price Specialty Eggs (per dozen)*	$1.917	$1.941	$1.931	$1.916
Feed Cost (per dozen)	$0.411	$0.416	$0.415	$0.394

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

-MORE-

CALM Reports Fourth Quarter Fiscal 2019 Results

July 22, 2019

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

CALM Reports Fourth Quarter Fiscal 2019 Results

July 22, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		52 Weeks Ended
	June 1, 2019	June 2, 2018	June 1, 2019	June 2, 2018
Net sales	$280,573	$443,095	$1,361,188	$1,502,932
Cost of sales	267,818	301,879	1,138,329	1,141,886
Gross profit	12,755	141,216	222,859	361,046
Selling, general, and administrative expense	42,296	49,650	174,795	179,316
Legal settlement expense	—	—	2,250	80,750
Gain on disposal of fixed assets	879	798	33	473
Operating income (loss)	(30,420)	90,768	45,781	100,507
Other income, net	2,477	3,122	25,024	16,830
Income (loss) before income taxes and noncontrolling interest	(27,943)	93,890	70,805	117,337
Income tax (benefit) expense	(8,391)	21,794	15,743	(8,859)
Net income (loss) before noncontrolling interest	(19,552)	72,096	55,062	126,196
Less: Net income (loss) attributable to noncontrolling interest	209	329	833	264
Net income (loss) attributable to Cal-Maine Foods, Inc.	$(19,761)	$71,767	$54,229	$125,932

Net income (loss) per share:
Basic	$(0.41)	$1.49	$1.12	$2.60
Diluted	$(0.41)	$1.48	$1.12	$2.60
Weighted average shares outstanding
Basic	48,442	48,289	48,467	48,353
Diluted	48,442	48,495	48,589	48,468

-MORE-

CALM Reports Fourth Quarter Fiscal 2019 Results

July 22, 2019

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

SUMMARY BALANCE SHEETS

	June 1, 2019	June 2, 2018
ASSETS
Cash and short-term investments	$319,428	$331,017
Receivables, net	71,760	85,839
Inventories	172,237	168,644
Prepaid expenses and other current assets	4,328	2,020
Current assets	567,753	587,520

Property, plant and equipment (net)	456,294	425,384
Other noncurrent assets	132,231	137,543
Total assets	$1,156,278	$1,150,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$73,211	$87,209
Accrued dividends payable	0	17,093
Current maturities of long-term debt and capital lease obligations	1,696	3,536
Current liabilities	74,907	107,838

Long-term debt and capital lease obligations, less current maturities	641	2,554
Deferred income taxes and other liabilities	90,924	84,373
Stockholders' equity	989,806	955,682
Total liabilities and stockholders' equity	$1,156,278	$1,150,447

-END-